Exhibit 5

Public Service Enterprise Group Incorporated 80 Park Plaza, Newark, NJ 07102-4194 Mailing Address: 80 Park Plaza, P.O. Box 1171, Newark, NJ 07101

November 8, 2013

PSEG Power LLC

80 Park Plaza, P.O. Box 1171

Newark, NJ 07101-1171

RE:	PSEG Power LLC (the “Company”)
Registration Statement on Form S-3

Ladies and Gentlemen:

I am Associate General Counsel of Public Service Enterprise Group Incorporated, the Company’s parent, and, in that capacity, I have represented the Company and its wholly-owned subsidiaries, PSEG Fossil LLC (“Fossil”), PSEG Nuclear LLC (“Nuclear”) and PSEG Energy Resources & Trade LLC (“ER&T” and, together with Fossil and Nuclear, the “Guarantors”) in connection with the issuance and sale by the Company of $250,000,000 aggregate principal amount of its 2.45% Senior Notes due 2018 (the “2018 Notes”) and $250,000,000 aggregate principal amount of its 4.30% Senior Notes due 2023 (the “2023 Notes” and, together with the 2018 Notes, the “Notes”) and the related joint and several Guarantees (collectively, the “Guarantees”) of each of the 2018 Notes and the 2023 Notes by the Guarantors pursuant to: the Company’s Registration Statement on Form S-3, Registration Statement No. 333-175397 (the “Registration Statement”), and the Prospectus constituting a part thereof, dated August 30, 2011, relating to the offering from time to time of certain debt securities of the Company and guarantees of the Guarantors pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the “Act”); the Prospectus Supplement, dated November 5, 2013, relating to the Notes (the Prospectus dated August 30, 2011 and the Prospectus Supplement dated November 5, 2013 being hereinafter together referred to as the “Final Prospectus”); and the Indenture, dated as of April 16, 2001, as amended and supplemented by the First Supplemental Indenture dated as of March 13, 2002 (the “Indenture”) among the Company, the Guarantors and The Bank of New York Mellon, as successor Trustee. The Notes are to be issued in substantially the form filed as an exhibit to the Registration Statement (with maturities, interest rates and other terms of the Notes appropriately filled in).

I and/or attorneys working under my supervision have examined the Registration Statement, the Final Prospectus, the Indenture, the forms of the 2018 Notes and 2023 Notes (with the maturities, interest rates and other terms filled in) and such other instruments, documents, and records which I deemed relevant and necessary for the basis of my opinion hereinafter expressed. In such examination, I have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to me as copies; and (c) the truth, accuracy, and completeness of the information, representations, and warranties contained in the records, documents, instruments, and certificates I have reviewed.

Based on such examination, I am of the opinion that, (1) when the 2018 Notes and 2023 Notes have been executed and issued by the Company and authenticated by the Trustee pursuant to the Indenture, and delivered against payment as contemplated in the Final Prospectus, the 2018 Notes and 2023 Notes will constitute valid and binding obligations of the Company, enforceable in accordance with their terms and (2) when the Guarantees have been executed and delivered by the Guarantors, the Guarantees will constitute valid and binding obligations of each Guarantor, enforceable in accordance with their terms.

I express no opinions as to matters of law in jurisdictions other than the States of New Jersey, Delaware and New York. My opinions are rendered only with respect to the laws of the States of New Jersey, Delaware and New York and rules, regulations and orders thereunder which are currently in effect.

The opinions set forth above are subject, as to enforcement, to (i) bankruptcy, insolvency (including, without limitation, all laws relating to fraudulent transfers), reorganization, moratorium or other similar laws relating to or affecting the enforcement of creditors’ rights generally and (ii) general equitable principles (regardless of whether enforcement is considered in a proceeding in equity or at law).

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the Final Prospectus contained therein. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ M. Courtney McCormick

M. Courtney McCormick
Associate General Counsel